Exhibit 10.1

AMENDMENT TO Employment AGREEMENT

THIS AMENDMENT (this “Amendment”) to the Employment Agreement (the “Employment Agreement”), dated as of April 20, 2011, by and between Jeffrey Drobick (“Executive”) and Geeknet, Inc.  (the “Company”), is made and entered into as of May 14, 2012, by and between the Executive and the Company and is effective as of the date hereof.  All capitalized terms used but not defined herein shall have the meaning assigned to them in the Employment Agreement.

WITNESSETH THAT:

WHEREAS, in connection with the Company’s announcement on May 11, 2012 that it is exploring strategic alternatives with respect to its online media business, including the SourceForge, Slashdot and FreeCode websites, the Company anticipates that Executive shall play an integral role in assisting the Company in achieving a successful sale of the online media business; and

WHEREAS, the Company wishes to reward Executive by providing for the accelerated vesting of Executive’s unvested equity awards in connection with the consummation of a sale of the Company’s online media business;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, and for other good and valuable consideration, Executive and the Company hereby agree as follows:

1.                  A Section 7A of the Employment Agreement is hereby added and reads as follows:

“Notwithstanding anything to the contrary in this Employment Agreement or any other plan or agreement relating to Executive’s outstanding Awards, in the event that a sale of the Company’s online media business to a third party (the “Sale”) in connection with the Company’s exploration of strategic alternatives announced on May 11, 2012 (the “Strategic Review”) is consummated, the unvested portion of each Award held by Executive will immediately vest upon such consummation, and with respect to any outstanding stock options, become exercisable.  The Awards will remain exercisable, to the extent applicable, following the consummation of the Sale for the period prescribed in the respective stock plan and/or agreement for each Award and settle, to the extent applicable, on the same schedule as set forth in the applicable agreement for each Award.  If the Company terminates the Strategic Review without consummating a Sale and notifies Executive in writing of such termination, this Section 7A shall immediately upon the delivery of such notice be null and void and of no force or effect.”

2.                     Effect on the Employment Agreement.  This Amendment shall be deemed incorporated into the Employment Agreement and shall be construed and interpreted as though fully set forth therein.  Except as amended and modified herein, the Employment Agreement remains in full force and effect.

3.                  Miscellaneous.  Section 13 of the Employment Agreement shall apply mutatis mutandis to this Amendment.

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            IN WITNESS THEREOF, the Executive has hereunto set his hand, and the Company has caused these presents to be executed in its name and on its behalf, all as of the day and year first above written.

GEEKNET, INC. By: /s/ Kenneth G. Langone Name: Kenneth G. Langone Title: Executive Chairman and CEO
JEFFREY DROBICK /s/ Jeffrey Drobick